Exhibit 99.1
Entertainment Properties Trust Reports Record
Fourth Quarter and Year-End Results
Kansas City, MO, February 23, 2009 — Entertainment Properties Trust (NYSE:EPR) today announced record operating results for the fourth quarter and year ended December 31, 2008.
Total revenue increased 17% to $77.0 million for the fourth quarter compared to $65.7 million for the same quarter in 2007. Net income available to common shareholders increased 29% to $27.8 million from $21.5 million for the same quarter in 2007. Net income on a diluted per common share basis increased 10% to $0.85 per share from $0.77 per share for the same quarter in 2007.
Funds from operations (FFO) for the fourth quarter increased 23% to $38.4 million from $31.3 million compared to the same quarter in 2007. FFO per diluted common share increased 5% to $1.16 per share from $1.11 per share for the same quarter in 2007.
For the year ended December 31, 2008, total revenue increased 21% to $286.1 million compared to $235.6 million for the year ended December 31, 2007. Net income available to common shareholders increased 25% to $101.7 million from $81.3 million for 2007. Net income on a diluted per common share basis increased 10% to $3.28 from $2.99 in 2007. FFO for the year ended December 31, 2008 increased 25% to $142.6 million from $113.7 million in 2007. FFO per diluted common share increased 9% to $4.57 per share from $4.18 per share for the year ended December 31, 2007.
Dividend Information
On December 10, 2008, the Company declared a regular quarterly dividend of $0.84 per common share, which was paid on January 15, 2009 to common shareholders of record on December 31, 2008. The regular dividends declared for all of 2008 of $3.36 per common share represent an 11% increase compared to 2007. The Company also declared and paid fourth quarter cash dividends of $0.4844 per share on the 7.75% Series B Preferred Shares, $0.3594 per share on the 5.75% Series C Convertible Preferred Shares, $0.4609 per share on the 7.375% Series D Preferred Shares and $0.5625 per share on the 9.00% Series E Convertible Preferred Shares.
Investment Activity
The Company’s investment spending in the fourth quarter totaled $21.6 million. The current economic downturn and its associated constriction of construction funding have impacted the Company’s projects under development. In response, the developers of the water-park anchored entertainment village in Kansas City, Kansas and the planned casino and resort in Sullivan County, New York are implementing phased approaches to their projects to reduce short-term capital requirements. This has created some adjustment of and uncertainty regarding the timing and level of earnings associated with the Company’s additional investment in these projects.
During the fourth quarter, the Company funded approximately $8.1 million on its mortgage note for development of the water-park anchored entertainment village. The Company expects to reduce its commitment on this project from $175.0 million to $163.0 million and significantly add to its collateral position. Through December 31, 2008, the Company has funded approximately $134.3 million. The first phase of the water-park project is expected to open in summer of 2009.
The Company did not fund any additional amounts during the fourth quarter related to the casino and resort project and the Company’s commitment to this project remains at approximately $92 million. The

Company also has a remaining loan commitment of $56.5 million to finance this project and additional investment in this project by the Company is contingent upon receiving these funds.
During the fourth quarter, the Company extended the maturity date from November 30, 2008 to March 2, 2009 on its second mortgage loan investment related to Toronto Life Square (TLS), a retail and entertainment project in downtown Toronto, Ontario that was completed in May 2008. The Company granted the extension in conjunction with a similar extension granted by the project’s first mortgage construction lender. A sale of TLS was scheduled to close during the fourth quarter; however, the transaction was not completed primarily due to the prospective buyer’s inability to secure a sufficient level of financing to close. The Company is currently assisting the ownership group of TLS in their efforts to refinance the current first mortgage and the group has term sheets from two different banks. If ownership is successful in refinancing the first mortgage, the Company anticipates restructuring its interest in the project such that the project’s financial results would be consolidated into the Company’s financial results subsequent to the restructuring. However, there can be no assurance regarding the ultimate success and timing of this restructuring or the first mortgage refinancing.
For the year ended December 31, 2008, the Company’s investment spending totaled $492.9 million.
Capital Markets Activity and Liquidity Update
On November 4, 2008, the Company exercised its option to extend the maturity date of its $235.0 million unsecured revolving credit facility by one additional year to January 31, 2010, and all of the other terms remain the same. The Company now has no debt maturities in 2009. Also, on November 19, 2008, VinREIT, the Company’s subsidiary that owns vineyards and wineries, expanded its credit facility from $129.5 million to $160.0 million.
For the year ended December 31, 2008, the Company deleveraged its balance sheet from approximately 50% to approximately 48% (on a book basis) primarily by raising approximately $352 million in equity versus approximately $167 million in debt. Subsequent to the end of the year, the Company continued this deleveraging and further strengthened its liquidity position. During January and February 2009, the Company issued 1.9 million common shares through the direct share purchase component of its Dividend Reinvestment and Direct Share Purchase Plan and used the proceeds to reduce the balance outstanding on its unsecured revolving credit facility. These shares were sold at an average price of $23.57 per share and total net proceeds after expenses were approximately $44.3 million. While the equity issuances in 2008 and early 2009 mitigate the growth in per share results, management believes lower leverage and increased liquidity is prudent during the current economic downturn.
Portfolio Highlights
As of December 31, 2008, the Company’s real estate portfolio consisted of 80 megaplex theatres totaling approximately 6.6 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 3.9 million square feet. The Company owned a metropolitan ski area and eight vineyards totaling approximately 1,590 acres and ten wineries totaling approximately 850 thousand square feet as well as 22 public charter schools.
In addition, as of December 31, 2008, the Company’s real estate mortgage loan portfolio had a carrying value of $508.5 million and included financing provided for the construction of entertainment, retail and recreational properties as well as financing provided for ten metropolitan ski areas covering approximately 6,100 acres in six states.

The Company’s real estate and mortgage loan portfolios generally continue to perform very well. At December 31, 2008, the Company’s megaplex theatres were 100% occupied, and the overall real estate portfolio was 98% occupied. Furthermore, total movie theatre box office receipts for 2008 were strong and were at record setting levels for the month of January 2009. However, certain of the Company’s non-theatre retail tenants are experiencing the effects of the economic downturn and, as a result, the Company has experienced increased credit losses. This trend may continue in 2009. It is important to note that our non-theatre retail tenants accounted for less than 19% of total Company revenue and no one non-theatre retail tenant represented more than 0.7% of total revenue for the year ended December 31, 2008.
2009 Investment Spending, Earnings and Dividend Guidance
Based on an updated outlook for the Company for 2009, including the recent equity issuances and the anticipated impact of other issues discussed above, the Company is revising its FFO per share guidance to a range of $4.05 to $4.35. The Company will announce its dividends for the first quarter of 2009 in March, but expects to continue paying a common dividend in cash at an FFO pay-out ratio consistent with past practice and based on the lower end of the FFO per share guidance range. The Company is also confirming its previously announced 2009 investment spending guidance of $125 million which is focused on funding our remaining commitments.

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Dollars in thousands except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Rental revenue	$51,380	$49,257	$202,581	$185,873
Tenant reimbursements	4,768	5,890	20,883	18,499
Other income	1,023	623	2,241	2,402
Mortgage and other financing income	19,826	9,957	60,435	28,841

Total revenue	76,997	65,727	286,140	235,615

Property operating expense	6,827	7,164	26,775	23,010
Other expense	559	1,616	2,103	4,205
General and administrative expense	4,845	3,886	16,914	12,970
Interest expense, net	18,834	17,254	70,951	60,505
Depreciation and amortization	11,646	10,153	43,829	37,422

Income before gain on sale of land, equity in income from joint ventures, minority interests and discontinued operations	34,286	25,654	125,568	97,503

Gain on sale of land	—	129	—	129
Equity in income from joint ventures	219	986	1,962	1,583
Minority interests	880	381	2,353	1,370

Income from continuing operations	$35,385	$27,150	$129,883	$100,585
Discontinued operations:
Income (loss) from discontinued operations	—	(22)	(26)	839
Gain on sale of real estate	—	—	119	3,240

Net income	35,385	27,128	129,976	104,664

Preferred dividend requirements	(7,551)	(5,610)	(28,266)	(21,312)
Series A preferred share redemption costs	—	—	—	(2,101)

Net income available to common shareholders	$27,834	$21,518	$101,710	$81,251

Per share data:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.85	$0.78	$3.32	$2.89
Income from discontinued operations	—	—	—	0.15

Net income available to common shareholders	$0.85	$0.78	$3.32	$3.04

Diluted earnings per share data:
Income from continuing operations available to common shareholders	$0.85	$0.77	$3.28	$2.84
Income from discontinued operations	—	—	—	0.15

Net income available to common shareholders	$0.85	$0.77	$3.28	$2.99

Shares used for computation (in thousands):
Basic	32,591	27,617	30,628	26,690
Diluted	32,763	28,055	31,006	27,171

The additional 1.9 million common shares that would result from the conversion of our 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three months and years ended December 31, 2008 and 2007 because the effect is anti-dilutive. However, because a conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three months and years ended December 31, 2008 and 2007, these adjustments have been made in the calculation of diluted FFO per share for these periods.
ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Dollars in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income available to common shareholders	$27,834	$21,518	$101,710	$81,251
Subtract: Gain on sale of real estate from discontinued operations	—	—	—	(3,240)
Subtract: Minority interest	(958)	(447)	(2,630)	(1,436)
Add: Real estate depreciation and amortization	11,454	9,988	43,051	36,758
Add: Allocated share of joint venture depreciation	65	202	510	387

FFO available to common shareholders	38,395	31,261	142,641	113,720

FFO available to common shareholders	38,395	31,261	142,641	113,720
Add: Preferred dividends for Series C	1,940	1,941	7,763	7,763

Diluted FFO available to common shareholders	40,335	33,202	150,404	121,483

FFO per common share:
Basic	$1.18	$1.13	$4.66	$4.26
Diluted	1.16	1.11	4.57	4.18

Shares used for computation (in thousands):
Basic	32,591	27,617	30,628	26,690
Diluted	34,692	29,957	32,923	29,069

Weighted average shares outstanding- diluted EPS	32,763	28,055	31,006	27,171
Effect of dilutive Series C preferred shares	1,929	1,902	1,917	1,898

Adjusted weighted average shares outstanding — diluted	34,692	29,957	32,923	29,069

Other financial information:
Straight-lined rental revenue	$942	$1,268	$3,851	$4,497
Dividends per common share	$0.84	$0.76	$3.36	$3.04
FFO payout ratio (1)	72%	68%	74%	73%

(1)	FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share.
(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under Generally Accepted Accounting Principles (GAAP). FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.
ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	December 31, 2008	December 31, 2007
Assets
Rental properties, net	$1,735,617	$1,648,621
Property under development	30,835	23,001
Mortgage notes and related accrued interest receivable	508,506	325,442
Investment in a direct financing lease, net	166,089	—
Investment in joint ventures	2,493	42,331
Cash and cash equivalents	50,082	15,170
Restricted cash	10,413	12,789
Intangible assets, net	12,400	16,528
Deferred financing costs, net	10,741	10,361
Accounts and notes receivable, net	73,312	61,193
Other assets	33,437	16,197

Total assets	$2,633,925	$2,171,633

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$35,665	$26,532
Dividends payable	34,929	26,955
Unearned rents and interest	8,312	10,782
Long-term debt	1,262,368	1,081,264

Total liabilities	1,341,274	1,145,533

Minority interests	15,217	18,207
Shareholders’ equity	1,277,434	1,007,893

Total liabilities and shareholders’ equity	$2,633,925	$2,171,633

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that are associated with or support enduring uses, excellent executions, attractive economics, and an advantageous market position. Our total assets exceed $2.6 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS
With the exception of historical information, certain statements contained or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements may refer to our financial condition, results of operations, plans, objectives, acquisition or disposition of properties, future expenditures for development projects, capital resources, future financial performance and business. Forward-looking statements are not guarantees of performance. They involve numerous risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “will be,” “continue,” “hope,” “goal,” “forecast,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” “would,” “may” or other similar expressions contained or incorporated by reference herein. In addition, references to our budgeted amounts are forward looking statements. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.